Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2003

CenterState Banks of Florida, Inc. Announces

Second Quarter 2003 Earnings

WINTER HAVEN, FL. – July 25, 2003 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the quarter ended June 30, 2003 of $679,000 or $0.20 per share versus $462,000 or $0.16 per share for the corresponding quarter in 2002. The Company earned $1,206,000 or $0.35 per share for the six month period ended June 30, 2003 compared to $1,039,000 or $0.36 per share during the same period in 2002. All per share data is presented on a diluted basis.

Ernest S. Pinner, President and CEO, further reported that the Company’s loan portfolio grew by $39.9 million, or 12%, during the six month period ended June 30, 2003, and total assets grew by $53.5 million, or 11%, to $548.3 million as of June 30, 2003.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations in eight counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., Allen C. Ewing & Co., or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-419-0833.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as ``may,” ``will,” ``should,” ``expects,” ``scheduled,” ``plans,” ``intends”, ``anticipates,” ``believes,” ``estimates,” ``potential,” or ``continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.